UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2008

HIGHWATER ETHANOL, LLC

(Exact name of registrant as specified in its charter)

Minnesota	333-137482	20-4798531
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

205 S. Main Street, PO Box 96, Lamberton, MN		56152
(Address of principal executive offices)		(Zip Code)

(507) 752-6160

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

Departure and appointment of principal officers

Effective November 6, 2008, Brian Kletscher resigned from the board of governors of Highwater Ethanol, LLC (“Highwater”).  Additionally, Highwater has hired Mr. Kletscher to serve as chief executive officer (“CEO”) and expects to enter into a formal employment agreement with Mr. Kletscher.  For the past five years, Mr. Kletscher has served as County Commissioner of Redwood County, Minnesota.  In addition, Mr. Kletscher owns and manages a farming operation in southwest Minnesota.  He has also been a sales representative for Lucan Feed Service of Lucan, Minnesota.  Mr. Kletscher has served as a member of the board of governors since May 2006.

Also effective November 6, 2008, the board of governors appointed board member David Moldan to replace Mr. Kletscher as Highwater’s chairman of the board of governors.  For the past five years, Mr. Moldan has been the president and treasurer of Moldan & Sons, Inc., a farming operation located near Lamberton, Minnesota.  Mr. Moldan has served as a member of the board of governors since May 2006 and has been its secretary since October 2008.

Warren Pankonin, also a member of the board of governors, will serve as Highwater’s secretary in place of Mr. Moldan.  For the past five years, Mr. Pankonin has owned and managed Double Diamond Ranch, Inc. and Minnesota Supreme Feeders, Inc., where he buys and sells cattle.  Mr. Pankonin has served as a member of the board of governors since May 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHWATER ETHANOL, LLC

November 11, 2008	/s/ Brian Kletscher
Date	Brian Kletscher, CEO